Exhibit 99.1

CVG EXTENDS $90 MILLION ABL FACILITY TO 2026

NEW ALBANY, OHIO (March 1, 2021) - CVG (NASDAQ: CVGI), announced that effective today, it has amended its $90.0 million asset-based Revolving Credit Facility (the "ABL Facility") with Bank of America, N.A., as agent, and certain financial institutions as lenders, extending its maturity date to March 1, 2026.

The amendment extends the existing agreement to remove the condition that the first $7.0 million of the $90.0 million Revolver Commitments are available as a first-in, last-out facility. The Company can increase the size of the revolving commitments under the ABL Facility by an incremental $50.0 million with the consent of the lenders.

“CVG continues to have a strong liquidity position, with its available cash on hand and $90.0 million of availability under the ABL Facility. This extension of our ABL Facility to 2026 will continue to provide financial flexibility with improved terms and lower costs," said Chris Bohnert, Chief Financial Officer of CVG.

Complete details of the amendments can be found in the Company’s 8-K filing, filed on March 1, 2021 with the U.S. Securities and Exchange Commission.

Company Contact

Christopher H. Bohnert
CFO
CVG
(614) 289-0414

About CVG

CVG (through its subsidiaries) is a diversified industrial company and leading supplier of seating systems, warehouse automation subsystems, wire harnesses, plastic parts, and mechanical assemblies for many markets including the following: trucking, construction, retail, military, bus, agricultural, and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company's expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and potential longer-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North

America truck build rates, performance of the global construction equipment business, the Company's prospects in the wire harness, warehouse automation and electrical vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, completion faced the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company's filing with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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